Exhibit 99.1

NEWS RELEASE

Digital Realty Announces Purchase of Blackstone Interest in Three Northern Virginia Data Centers

Increases Ownership in New, High-Quality, Fully-Leased Hyperscale Assets in Top U.S. Market

AUSTIN, Texas and New York — June 29, 2026 — Digital Realty (NYSE: DLR), the world’s largest cloud- and carrier-neutral data center platform, and Blackstone Inc. (NYSE: BX) today announced that Digital Realty has agreed to purchase from Blackstone-affiliated funds managed by Real Estate, Infrastructure and Tactical Opportunities (“Blackstone”) a stake in three fully leased data centers containing 288 megawatts of total IT capacity in Northern Virginia at a gross value of $7.8 billion, reflecting an expected initial stabilized capitalization rate of over 6.5%. Total consideration paid to Blackstone for their blended 64% equity interest in the assets will be $3.5 billion, including $1.2 billion of cash and $2.3 billion in shares of Digital Realty, based on the last reported sale price of the company’s common stock on the New York Stock Exchange on June 29, 2026. The portfolio comprises two data centers in Manassas and one on the Digital Dulles campus in Sterling, each with 96 megawatts of IT capacity, that are 100% leased to three distinct investment grade hyperscale customers. The purchase is expected to be completed on June 30, 2026 and is subject to customary closing conditions.

“We have developed a strong partnership with Blackstone through the successful ongoing development of these assets, and we continue to work together across the remaining data center investments in our joint ventures in Northern Virginia, Paris and Frankfurt,” said Greg Wright, Chief Investment Officer of Digital Realty. “This transaction reflects the next phase of that relationship, allowing us to increase our ownership in a portfolio of fully leased, high quality hyperscale assets that extend our runway for growth and pipeline of product for the continued expansion of our strategic private capital platform.”

Mike Forman, Global Head of Digital Infrastructure for Blackstone Real Estate and Greg Blank, Global Head of Digital Infrastructure for Blackstone Infrastructure, said: “We are thrilled with this transaction and the early success of our joint venture with Digital Realty. The Digital Realty team has been exceptional to work with, and we look forward to our continued partnership. The demand for digital infrastructure is even stronger today than when we established this joint venture in 2023, and we have deep conviction in the opportunity ahead.”

Digital Realty agreed to purchase Blackstone’s 80% interest in two 96 megawatt data centers in Manassas, Virginia and a 50% interest in one 96 megawatt data center in Sterling, Virginia for $7.8 billion, at 100% share, including assumed debt and remaining capex to complete the ongoing development. Two of the data centers are expected to stabilize in the first half of 2027, with the third anticipated to stabilize in the first half of 2028. Through this transaction, Digital Realty will increase its exposure to new capacity in the world’s largest data center market, supported by 15-year leases with a blended average AA- customer credit rating and 3.6% annual rent escalators, that are expected to enhance the Company’s growth and visibility.

“This transaction is expected to be accretive to Core FFO per share in each of 2027 and 2028, as development is completed and rents commence,” said Matt Mercier, Chief Financial Officer of Digital Realty. “We also expect it to be accretive to contractual organic rent growth and portfolio quality, given long term leases with premier hyperscale customers in newly constructed assets, in the largest and most sought-after data center market. We believe that our execution to date and the recently announced strategic transactions, position Digital Realty to extend its growth trajectory.”

About Digital Realty

Digital Realty brings companies and data together by delivering the full spectrum of data center, colocation, and interconnection solutions. PlatformDIGITAL®, the company’s global data center platform, provides customers with a secure data meeting place and a proven Pervasive Datacenter Architecture (PDx®) solution methodology for powering innovation, from cloud and digital transformation to emerging technologies like artificial intelligence (AI), and efficiently managing Data Gravity challenges. Digital Realty gives customers access to the connected data communities that matter to them through a global footprint of 300+ facilities in 55+ metros across 30+ countries on six continents. To learn more, visit digitalrealty.com or follow us on LinkedIn and X.

About Blackstone

Blackstone is the world’s largest alternative asset manager. Blackstone seeks to deliver compelling returns for institutional and individual investors by strengthening the companies in which the firm invests. Blackstone’s over $1.3 trillion in assets under management include global investment strategies focused on real estate, private equity, credit, infrastructure, life sciences, growth equity, secondaries and hedge funds. Further information is available at www.blackstone.com. Follow @blackstone on LinkedIn, X (Twitter), and Instagram.

For Additional Information

Investor Relations

Jordan Sadler / Jim Huseby

Digital Realty

+1 737 281 0101

InvestorRelations@digitalrealty.com

Media Contact

Helen Bleasdale

Digital Realty

+1 737 267 6822

hcbleasdale@digitalrealty.com

Jeffrey Kauth

Blackstone

+1 212 583 5395

jeffrey.kauth@blackstone.com

Paula Chirhart

Blackstone

+1 646 583 6684

paula.chirhart@blackstone.com

Safe Harbor Statement

This press release contains forward-looking statements based on current expectations, forecasts, and assumptions that involve risks and uncertainties which may cause actual results to differ materially from those described. These include statements related to the Blackstone acquisition, completion of development and stabilization, expected benefits, and the company’s strategy. For a description of these risks and uncertainties, please refer to the company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update any forward-looking statements.